EXHIBIT 99.4

FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS
GROWLIFE, INC.

Subscription Rights to Purchase Units
Offered Pursuant to Subscription Rights Distributed to Stockholders of GrowLife, Inc.

[______], 2018

To our Clients:

This letter is being distributed to our clients who are holders of Growlife, Inc. (the “Company”) common stock, $0.0001 par value per share (the “Common Stock”), as of 6:00 p.m., Eastern Time on October 12, 2018 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (each a “Subscription Right”) to subscribe for and purchase one Unit for each share of Common Stock owned as of the Record Date. Each Unit consists of one share of the Company’s Common Stock and two ½ Warrants, consisting of one 1/2 warrant which will be exercisable for one share of our Common Stock at an exercise price of $0.018 per share and one ½ warrant exercisable for one share of our Common Stock at an exercise price of $0.024, which we refer to collectively as the Warrant. Each whole Warrant entitles the holder to purchase one share of our Common Stock. The Subscription Rights and Units are described in the prospectus dated [______], 2018 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to 500,000,000 Units on the terms and subject to the conditions described in the Prospectus, at a subscription price of $0.012 per Unit (the “Subscription Price”). The Subscription Rights may be exercised at any time during the subscription period, which commences on October 13, 2018 and ends at 6:00 p.m., Eastern Time, on November 12, 2018, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus, holders will receive one Subscription Right for every share of Common Stock owned or deemed owned on the Record Date, evidenced by non-transferable Subscription Rights certificates (the “Subscription Rights Certificates”). Each Subscription Right entitles the holder to purchase one Unit at the Subscription Price (the “Basic Subscription Right”). Based on 2,997,279,413 shares of common stock outstanding as of September 17, 2018, we would grant Subscription Rights to acquire approximately 2,997,279,413 Units but will only accept subscriptions for an aggregate of $6,000,000 or 500,000,000 Units. Accordingly, sufficient Units may not be available to honor your subscription in full. If exercises of Basic Subscription Rights exceed the number of Units available in the Rights Offering, the remaining Units will be allocated in proportion to the number of shares of the Company’s Common Stock each of the record holders owned or were deemed to own on the Record Date, relative to the number of shares owned or deemed to be owned on the Record Date by all record holders exercising the Basic Subscription Right. If this pro-rata allocation results in any record holders receiving a greater number of Units than the record holder subscribed for pursuant to the exercise of the Basic Subscription Rights, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other record holders exercising their Basic Subscription Rights on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. If for any reason the amount of Units allocated to you is less than you have subscribed for, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and the Company will have no further obligations to you. Holders who fully exercise their Basic Subscription Right are entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Rights pursuant to the terms and conditions of the Rights Offering, subject to proration and stock ownership limitations as described in the Prospectus (the “Over-Subscription Right”). Subject to stock ownership limitations described in the Prospectus, if sufficient Units are available, all Over-Subscription Right requests will be honored in full. If Over-Subscription Right requests for Shares exceed the remaining Units available, the remaining Units will be prorated among rights holders who oversubscribe, based on the number of basic subscription shares to which they have subscribed, subject to stock ownership limitations as described in the Prospectus.

The Company will not issue fractional shares or Warrants. Fractional shares or Warrants resulting from the exercise of the Basic Subscription Right and the Over-Subscription Right will be eliminated by rounding down to the nearest whole share of Common Stock and Warrant, as applicable. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

Enclosed are copies of the following documents:

1.
Prospectus
2.
Instructions as to Use of Subscription Rights Certificate
3.
Form of Beneficial Owner Election
4.
Notice of Guaranteed Delivery
5.
Return envelope, addressed to Issuer Direct Corporation, (the “Subscription Agent”)

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK OR ELIGIBLE WARRANTS TO PURCHASE COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights. Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 6:00 p.m., Eastern Time, on the Expiration Date. You are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of a Subscription Right.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO ISSUER DIRECT CORPORATION, THE SUBSCRIPTION AGENT, TOLL-FREE AT (888) 301-2498 OR BY EMAIL AT CORPORATE-ACTIONS@ISSUERDIRECT.COM